Exhibit 10.11

LICENSE AGREEMENT

This License Agreement ("Agreement"), made this 07 day of November 2006,("Effective Date"), between, BioZone Laboratories INC, or its assigns, having its principal place of business at 580 Garcia Ave. Pittsburg, CA 94565 a corporation existing under the laws of the State of California ("Licensor"), and BetaZone Laboratories LLC, having its principal place of business at 1820 North Corporate Blvd. Suite 303 Weston, Florida 33327 United States a corporation existing under the laws of the State of Florida, or its assigns ("Licensee").

RECITALS

A.	Licensor is engaged in the business of research, development and production of QuSome products.

B.	Licensor has developed certain proprietary, confidential information patents (Exhibit A) and techniques (the "Know-How") relating to drug delivery technology.

C.
Subject to the terms and conditions of this Agreement, Licensee desires to obtain from Licensor an exclusive license under the Know-How in order to develop, manufacture, market and sell certain QuSome products as more thoroughly described on attached Exhibit B (the "Products") throughout the Territory;

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

1.           Grant of License

1.1.
Subject to the terms and .:onditions of this Agreement, Licensor grants to Licensee the exclusive right and license under the Patents and the Know-How to manufacture, market, sell and import Products in the Territory. (Exhibit D)

1.2.           For purposes of this Agreement, the "Territory"' shall be defined as worldwide.

1.3.           Licensee may sublicense any right granted under this Agreement.

2.           Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that:

2.1.           Licensor has the right to grant this license to licensee in the Territory.

2.2.	By execution of this Agreement, Licensor does not violate any other agreements, rights or obligations existing between Licensor and any other person, finn, corporation or other entity.

2.3.	There are no existing or threatened actions, suits or claims pending against Licensor with respect to Licensor's right to enter into and perform its obligations under this Agreement.

2.4.	Licensor is not aware of any third party intellectual property rights that are infringed by the Patent.

3. Information

3.1.
Licensor shall, to the best of its ability, furnish to Licensee or its authorized nominees, all information and documents in Licensor's possession which are necessary to commercialize the QuSome Products in the Territory.

3.2.
Licensee shall, within thirty (30) days following the last day of each month, furnish to Licensor, all information and documents which are necessary to calculate royalty amounts for the relevant month to be paid pursu3n: to this Agreement.

3.3.
Confidential information exchanged between the parties in connection with this Agreement. including the terms of this Agreement, are governed by the Confidentiality Agreement. dated 7 November 2006. as amended. attached hereto as Exhibit C.

4. Consideration

Licensee Agreement with Licensor:

4.1.	In exchange for equity in BetaZone, Licensor agree ' to grant Licensee Territory exclusive rights to products and Technology. (Appendix D)

4.2.	Licensee agrees to develop, manufacture, market and seek sub licensees for products and Technology.

5. Product Development

Licensor and Licensee shall cO:1duct the Product devdupmcnt activities described below. The Product development activities shall be conducted as per Section 6.1 , and -Upon such termination by Licensee. Licensee shall have no further liability to Licensor.

5.1.
Stage I -Product Development: Licensor shal l. to the best of its ability. provide to Licensee, technical know-how and support for the development of an acceptable and stable formula of the QuSomes technology. Such support shall include, but not be limited to, the following: -; ensuring laboratory stability of the Product formula; development of the Product package; monitoring of a Product stability study and package compatibility test; development of Product; monitoring of required validation batches and the related expiration studies; performance of stability and expiration dating studies; monitoring of clinical/safety and regulatory Issues. Licensor will develop the Products with technical assistance from Licensor.

5.2.
Proprietary information: All information provided by Licensor is proprietary information and shall be used by Licensee only during the term of this agreement and exclusively for the purpose of this agreement. Information provided by Licensor shall be returned by Licensee to Licensor at the end of the Agreement without any compensation.

6.           Term and Termination

6. I.
This Agreement and the rights and licenses granted hereunder shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall continue in full force and effect for a period of 25 years. This term shall be extended for successive periods of 5 years unless terminated by either party giving a 6 month written notice to the other party, prior to the end of the initial term or any of its extensions.

6.2.	Any party may immediately terminate this Agreement if a party is adjudicated a bankrupt or becomes insolvent. or enters into a composition with creditors. or if a receiver is appointed for it.

6.3.
Upon termination of this Agreement for any reason, (a) Licensee shall fully account for, and pay to. Licensor all royalties within sixty (60) days of such termination; (b) Licensee shall immediately transfer to Licensor (I) copies of all information, reports, submissions and data relating to the Products and generated during the term of this Agreement (except for certain information, reports, submissions and data Licensee is obligated to maintain under applicable law). and (ii) all rights which Licensee may possess under this Agreement; and (c) all rights and licenses granted to Licensee pursuant to this Agreement shall immediately terminate.

7.           Infringement

7.1.
Defense: Notwithstanding any other provision herein, Licensor shall have the right, but not the obligation, to defend, at its own expense. all infringement suits that may be brought against Licensee or its sublicensees based on or related to the manufacture. use. or sale of the Products based on or using the Patent and/or the Know-How pursuant to this Agreement. In the event that Licensor shall not, upon twenty (20) days notice. agree to defend any infringement suit, t]1en Licensee may defend such infringement suit.

7.2.
Prosecution: Notwithstanding any other provision herein. in the event any information is brought to the attention of Licensor that others without benefit or license are infringing any of the rights granted pursuant to this Agreement, Licensor shall have the right, but not the obligation, at its own expense, to diligently prosecute all such infringers. Licensee shall have the right to approve and comment on the strategy and prosecution of any such suit. In any of the foregoing suits, Licensee may, at Licensee's expense, be represented by counsel of its own choice. In the event that Licensor shall not prosecute any alleged infringer after ninety (90) days notice of such alleged infringement, Licensee may, in its own name, or in Licensor's name and Licensee's name if required, prosecute such infringers. If Licensee prosecutes such litigation, Licensee shall be entitled to all damages awarded. The damages recovered by Licensee in the prosecution of such infringement shall not be considered sales for the purposes of payment of royalties under this Agreement. Licensor shall have the right to review and comment on the strategy and prosecution of any such suit. and Licensor may, in Licensor's discretion and at Licensor';, sole expense, retain counsel of its own choice.

7.3.
Notice: In the event any party learns of facts that might reasonably result in a lawsuit involving the Patent, the Products and/or this Agreement, such party shall promptly notify all other parties to this Agreement.

8.           Indemnity

Licensee shall defend. indemnify and hold Licensor (and its directors, officers, medical and professional staff. employees and agents) and their respective successors, heirs and assigns harmless against all costs. liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Licensor based on the fault of Licensee in the manufacture. use and/or sale of the Products. Licensor shall defend. indemnify and hold Licensee and its affiliates, directors. officers. medical and professional staff, employees and agents and their respective successors. heirs and assigns harmless against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims. suits. actions. demands. or judgments of third parties against Licensee based on (i) Licensor's breach of any representation. warranty. covenant or obligation in this Agreement, (ii) the infringement. misappropriation or impairment of or damage to any third party's intellectual property rights arising out of Licensee's exercise of the licensed rights granted under this Agreement, or (iii) Licensee's use of the Qusome Trademark. Nothing herein is intended to relieve any party from liability for its own act, omission or negligence. No party shall have any liability to another party for consequential damages of the other party.

9.           Insurance

Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense trom a qualified insurance company licensed to do business in the Territory standard product liability insurance. Within thirty (30) days of receiving written request, Licensee agrees to furnish Licensor with a certificate of insurance evidencing such coverage, and in no event shall Licensee manufacture, distribute, or sell the Products prior to obtaining such insurance. Licensor shall, throughout the term of this Agreement. obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the Territory standard comprehensive general liability insurance. Within thirty (30) days of receiving written request. Licensor agrees to furnish License with a certificate of insurance evidencing such coverage.

10.           Notices

Any notice or payment required under this Agreement shall be in writing and addressed to the parties at their addresses first above written. Any party may change the address to which notices shall be given by notice in writing.

11.           Assignment

Licensee shall not have the right to assign this Agreement, or any rights granted hereunder, other than Licensee's right to make assignments to its affiliates. Notwithstanding the foregoing, any party may transfer its rights, duties and privileges under this Agreement in connection with its merger or consolidation with another person or firm, provided that such person or firm shall first have agreed with Licensor and Licensee in writing to perform the transferring party's obligations and duties hereunder. Licensor has the right to assign this agreement or any rights granted hereunder given Licensee written notice of the assignment.

12.           Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs. representatives. successors and assigns, but nothing contained in this paragraph shall be deemed to grant a right to make assignments other than as is above provided.

13.           Governing Law and Jurisdiction

Any dispute concerning the validity or performance of any obligation of this agreement shall be governed by the laws of the State of California, United States. The Parties agree that any and all disputes arising out of, or in connection with, the validity, interpretation or performance of this Agreement shall be finally settled under the Rules of Arbitration of the American Arbitration Association by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Pittsburg. California. The language of the arbitration shall be English. Each Party shall have the right to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of such Party under this Agreement. Any request for such interim relief by a Party shall not be deemed incompatible with. or a waiver of, this Agreement to arbitrate.

14.           Complete Agreement

This Agreement. including its attached Exhibits. contains the entire agreemcnt between the parties regarding its subject matter, and supersedes all previous agreements and negotiations.

15.           Amendment

None of the terms of this Agreement shall be amended or modified except in a writing signed by the parties.

16.           Counterparts

This Agreement may be executed in counterparts, and each counterpart shall be deemed an original hereof.

17.           Waiver

No failure of a party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event the continuance or repetition of the circumstances giving rise to such right.

18.           Cumulative Remedies

All rights and remedies existing under this Agreement are cumulative to. and not exclusive of, any right and remedies otherwise available at law or in equity.

19.           Headings

Article and section headings in this Agreement are included for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

20.           Independent Contractor Relationship

Licensor and Licensee shall act solely as independent contractors and nothing in this Agreement shall be construed to create a partnership or joint venture, principal/agent, employer/employee or other fiduciary relationship. No party has the power or authority to act for, bind or commit any other party in any way. No party is authorized to make any statement. claims. representation or warranties, or to act on behalf of another party, except as specifically authorized in writing by the other.

21.           Survival of Sections

Sections 7, 8. 9, 14 and 19 shall be in force during the term of this Agreement and any extension hereof and shall survive termination or expiration (as the case may be) of this Agreement and shall remain in fu ll force and effect. The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall nonetheless be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under. out of. in connection with. or relating In this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

BetaZone Laboratories LLC	/s/ Camilo Rey
By: Camilo Rey
Its: Managing Director

BioZone Laboratories INC
By:
Its: